Peter Hewitt Joins Bloggerwave Advisory Board

Press Release Source: Bloggerwave Inc. On Tuesday February 9, 2010, 8:45 am EST

MOUNTAIN VIEW, CA--(Marketwire - 02/09/10) - Bloggerwave Inc. ("Bloggerwave") (OTC.BB:BLGW - News), the global leader in commercial blogging, today announced that distinguished British executive Peter Hewitt has joined the Company's Advisory Board. Over his career, Peter Hewitt has been a director of 7 public companies, chairing 5 of these including 7 years as Chairman and CEO of a UK quoted 26-million turnover construction and FM business which he established. Peter is a qualified corporate financier and currently a director of Provident & Regional Estates Ltd., as well as a non executive director of a 150-million UK property fund.

Ulrik Svane Thomsen, Director for Bloggerwave, said, "Peter Hewitt has proven that he is a skilled advisor for recent publicly listed companies like ours. His expertise in Mergers and Acquisitions, Corporate Governance, and IPO activities will be a huge asset for Bloggerwave."

As a member of the Bloggerwave Advisory Board, Mr. Hewitt will contribute his expertise and business experience to key management decisions concerning the future and success of the fast-growing start-up.

About Bloggerwave

Bloggerwave helps its corporate clients harness the power of the Internet by leveraging the power and credibility of blogs to promote products and services. It connects clients directly with thousands of pre-approved bloggers around the globe, giving the bloggers the opportunity to write about and review specific products or services and include a link to the company's website. Once a company is blogged about, it increases its Internet buzz, credibility, site hits, ranking on search engines -- and ultimately, its bottom line. Bloggerwave has shot to the top in just three years of operation, achieving status as the No. 1 company of its kind worldwide and 3rd in the U.S. market. Bloggerwave is now focusing on becoming the best among its U.S. competitors.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements; projected events in this press release may not occur due to unforeseen circumstances, various factors, and other risks identified in a company's annual report on Form 10-K and other filings made by such company.

For more information about Bloggerwave, please visit www.bloggerwaveinc.com or contact Stanley Wunderlich at (800) 625-2236 ext. 7770 or info@cfsg1.com.

Contact:

CONTACT
Stanley Wunderlich
Consulting For Strategic Growth 1, Ltd.
880 Third Ave, 6th Floor
New York NY 10022
Telephone: (800) 625-2236 ext. 7770
Fax: (646) 205-7771
Email: Email Contact